Exhibit 99.1

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.

ANNOUNCES THIRD QUARTER 2016 EARNINGS RESULTS

FORT WORTH, Texas, (November 7, 2016) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today announced earnings for its third fiscal quarter ended September 30, 2016, including the following highlights:

•	3rd quarter net income of $5.0 million, or $0.27 per diluted share
•	3rd quarter catastrophe losses of $2.2 million, or $0.08 per diluted share net of tax
•	3rd quarter net combined ratio of 96.6%, including 2.4% attributable to catastrophe losses
•	3rd quarter gross premiums written up 11% compared to prior year
•	3rd quarter operating cash flow up 127% compared to prior year
•	3rd quarter ending book value per share of $14.53, up 7% compared to September 30, 2015

“Our Specialty Commercial Segment and Standard Commercial Segment continued to perform well both in the quarter and on a year to date basis. Our investments in additional underwriting talent and new products in the Specialty Commercial Segment are beginning to deliver as expected. We continue to find opportunities for profitable growth. As a result, the Specialty Commercial Segment now represents over 70% of our portfolio,” said Naveen Anand, President and Chief Executive Officer.

“Auto results in our Personal Segment continue to face challenging headwinds. We will continue to address these challenges by increasing rates, culling unprofitable sectors of this business and implementing changes in our claims processes to improve performance,” concluded Mr. Anand.

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “Hallmark reported book value per share of $14.53 as of September 30, 2016, an increase of 7% over September 30, 2015. Total cash and investments increased $28.9 million during the first nine months of 2016 to $730.7 million, an increase of 7% per share to $39.19 per share. Our cash balances (including restricted cash) totaled $81.1 million as of September 30, 2016.”

Third Quarter
	2016	2015	% Change
	($ in thousands, unaudited)
Gross premiums written	147,065	132,141	11%
Net premiums written	95,685	89,924	6%
Net premiums earned	90,795	88,406	3%
Investment income, net of expenses	4,070	3,495	16%
Gain on investments	1,105	28	3846%
Other-than-temporary impairments	-	(363)	-100%
Total revenues	97,618	93,684	4%
Net income	5,048	6,698	-25%
Net income per share - basic	$0.27	$0.35	-23%
Net income per share - diluted	$0.27	$0.35	-23%
Book value per share	$14.53	$13.62	7%
Cash flow from operations	23,198	10,223	127%

Year to Date
	2016	2015	% Change
	($ in thousands, unaudited)
Gross premiums written	419,549	390,708	7%
Net premiums written	278,554	274,603	1%
Net premiums earned	262,820	263,578	0%
Investment income, net of expenses	11,943	10,051	19%
Gain on investments	1,589	5,881	-73%
Other-than-temporary impairments	(2,888)	(2,193)	32%
Total revenues	278,698	282,331	-1%
Net income	10,188	18,417	-45%
Net income per share - basic	$0.54	$0.96	-44%
Net income per share - diluted	$0.54	$0.95	-43%
Book value per share	$14.53	$13.62	7%
Cash flow from operations	25,532	43,101	-41%

Third Quarter 2016 Commentary

Hallmark reported net income of $5.0 million and $10.2 million for the three and nine months ended September 30, 2016 as compared to net income of $6.7 million and $18.4 million for the same periods the prior year. On a diluted basis per share, the Company reported net income of $0.27 per share and $0.54 per share for the three and nine months ended September 30, 2016, as compared to net income of $0.35 per share and $0.95 per share for the same periods the prior year.

Hallmark's consolidated net loss ratio was 68.7% and 67.1% for the three and nine months ended September 30, 2016, as compared to 63.3% and 65.2% for the same periods the prior year. Hallmark's net expense ratio was 27.9% and 28.9% for the three and nine months ended September 30, 2016 as compared to 27.7% and 28.2% for the same periods the prior year. Hallmark’s net combined ratio was 96.6% and 96.0% for the three and nine months ended September 30, 2016 as compared to 91.0% and 93.4% for the same periods the prior year.

During the three and nine months ended September 30, 2016, Hallmark’s total revenues were $97.6 million and $278.7 million, representing an increase of 4% and a decrease of 1%, respectively, from the $93.7 million and $282.3 million in total revenues for the same periods of 2015. During the three and nine months ended September 30, 2016, Hallmark’s income before tax was $7.2 million and $14.7 million, representing a decrease of $2.6 million and $12.1 million from the $9.8 million and $26.8 million reported during the same periods the prior year.

The increase in revenue for the three months ended September 30, 2016 was primarily attributable to realized gains recognized on the investment portfolio during the current quarter as compared to realized losses recognized during the same period the prior year. Also contributing to the increase in revenue were higher net premiums earned, higher net investment income and higher commission and fee revenue partially offset by lower finance charge revenue and lower other income. The higher net premiums earned were driven by higher net premiums written in the Specialty Commercial Segment and Personal Segment.

The decrease in income before tax for the three months ended September 30, 2016 was due primarily to increased loss and loss adjustment expenses (“LAE”) of $6.3 million and higher interest expense of $0.4 million partially offset by the increase in revenue discussed above and lower other operating expenses of $0.1 million. The increase in loss and LAE was primarily the result of unfavorable net prior year loss reserve development in the Specialty Commercial Segment and Personal Segment, as well as higher current accident year loss trends in the Personal Segment and Standard Commercial Segment that was partially offset by higher favorable net prior year loss reserve development in the Standard Commercial Segment. The increase in interest expense was due to interest on a new revolving credit facility (“Facility B”) entered into during the fourth quarter of 2015.

The decrease in revenue during the nine months ended September 30, 2016 was primarily attributable to realized losses recognized on the investment portfolio during the current period as compared to realized gains recognized during the same period the prior year. Also contributing to the lower revenue was lower net premiums earned, finance charges and other income, partially offset by higher net investment income and higher commission and fee revenue. The decrease in net premiums earned was primarily attributable to the adverse impact on the Standard Commercial Segment of ceding substantially all unearned workers’ compensation premiums effective July 1, 2015, partially offset by the favorable impact of increased retention under a quota share reinsurance agreement in the Personal Segment effective October 1, 2014.

The decrease in income before tax for the nine months ended September 30, 2016 was due primarily to increased loss and LAE of $4.4 million, increased other operating expense of $3.7 million, decreased revenue discussed above and increased interest expense of $0.4 million. The increase in loss and LAE was primarily the result of an increase in retained losses in the Personal Segment under the quota share reinsurance agreement and higher current accident year loss trends. Hallmark incurred an aggregate of $10.4 million of net catastrophe losses during the nine months ended September 30, 2016 as compared to $5.3 million for the same period the prior year. The Company incurred net favorable loss reserve development of $0.8 million for the nine months ended September 30, 2016 as compared to $4.6 million of favorable loss reserve development for the same period in the prior year. Other operating expenses increased during the nine months ended September 30, 2016 primarily as the result of increased salary and related expenses in the Specialty Commercial Segment and a $1.8 million payment to settle the earn-out related to the previous acquisition of the subsidiaries comprising the Workers Compensation operating unit accrued during the second quarter of 2016, partially offset by lower production related expenses predominately in the Specialty Commercial Segment. The increase in interest expense was due to interest on Facility B.

During the nine months ended September 30, 2016, Hallmark’s cash flow provided by operations was $25.5 million compared to cash flow provided by operations of $43.1 million during the same period the prior year. The decrease in operating cash flow was primarily due to increased paid losses, including timing of reinsurance claim settlements, partially offset by increased net collected premiums, lower taxes paid, lower net paid operating expenses and higher collected net investment income.

About Hallmark Financial Services, Inc.

Hallmark Financial Services, Inc. is a diversified specialty property/casualty insurer with offices in Dallas-Fort Worth, San Antonio, Chicago, Los Angeles and Atlanta. Hallmark markets, underwrites and services approximately half a billion dollars annually in commercial and personal insurance premiums in select markets. Hallmark is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Naveen Anand, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands, except par value)	Sept. 30	Dec. 31
ASSETS	2016	2015
Investments:	(unaudited)
Debt securities, available-for-sale, at fair value (cost: $597,890 in 2016 and $538,629 in 2015)	$600,791	$531,325
Equity securities, available-for-sale, at fair value (cost: $30,309 in 2016 and $24,951 in 2015)	48,836	47,504
Total investments	649,627	578,829
Cash and cash equivalents	69,921	114,446
Restricted cash	11,156	8,522
Ceded unearned premiums	81,256	65,094
Premiums receivable	95,497	83,376
Accounts receivable	2,133	2,005
Receivable for securities	685	10,424
Reinsurance recoverable	133,479	114,287
Deferred policy acquisition costs	20,701	20,366
Goodwill	44,695	44,695
Intangible assets, net	13,108	14,959
Deferred federal income taxes, net	972	3,360
Federal income tax recoverable	-	1,779
Prepaid expenses	1,948	3,213
Other assets	13,905	10,192
Total Assets	$1,139,083	$1,075,547
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Revolving credit facility payable	$30,000	$30,000
Subordinated debt securities (less unamortized debt issuance cost of $1,014 in 2016 and $1,053 in 2015)	55,688	55,649
Reserves for unpaid losses and loss adjustment expenses	455,000	450,878
Unearned premiums	248,304	216,407
Reinsurance balances payable	49,803	33,741
Pension liability	1,987	2,496
Payable for securities	3,955	1,097
Federal income tax payable	1,001	-
Accounts payable and other accrued expenses	22,407	23,253
Total Liabilities	868,145	813,521
Commitments and contingencies
Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2016 and 2015	3,757	3,757
Additional paid-in capital	123,263	123,480
Retained earnings	151,689	141,501
Accumulated other comprehensive income	11,489	7,418
Treasury stock (2,229,441 shares in 2016 and 1,775,512 shares in 2015), at cost	(19,260)	(14,130)
Total Stockholders’ Equity	270,938	262,026
Total Liabilities & Stockholders' Equity	$1,139,083	$1,075,547

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Statements of Operations	Three Months Ended		Nine Months Ended
($ in thousands, except share amounts)	September 30		September 30
	2016	2015	2016	2015
Gross premiums written	$147,065	$132,141	$419,549	$390,708
Ceded premiums written	(51,380)	(42,217)	(140,995)	(116,105)
Net premiums written	95,685	89,924	278,554	274,603
Change in unearned premiums	(4,890)	(1,518)	(15,734)	(11,025)
Net premiums earned	90,795	88,406	262,820	263,578

Investment income, net of expenses	4,070	3,495	11,943	10,051
Net realized gains (losses)	1,105	(335)	(1,299)	3,688
Finance charges	1,036	1,619	3,825	4,400
Commission and fees	546	60	1,278	(41)
Other income	66	439	131	655
Total revenues	97,618	93,684	278,698	282,331

Losses and loss adjustment expenses	62,337	56,005	176,234	171,820
Operating expenses	26,344	26,458	82,563	78,818
Interest expense	1,144	769	3,398	3,043
Amortization of intangible assets	617	617	1,851	1,851
Total expenses	90,442	83,849	264,046	255,532

Income before tax	7,176	9,835	14,652	26,799
Income tax expense	2,128	3,137	4,464	8,382
Net income	$5,048	$6,698	$10,188	$18,417

Net income per share:
Basic	$0.27	$0.35	$0.54	$0.96
Diluted	$0.27	$0.35	$0.54	$0.95

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Three Months Ended Sept. 30	(unaudited)
	Specialty Commercial Segment		Standard Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Gross premiums written	$104,087	$91,446	$18,579	$19,225	$24,399	$21,470	$-	$-	$147,065	$132,141
Ceded premiums written	(38,064)	(28,205)	(1,925)	(4,145)	(11,391)	(9,867)	-	-	(51,380)	(42,217)
Net premiums written	66,023	63,241	16,654	15,080	13,008	11,603	-	-	95,685	89,924
Change in unearned premiums	(3,661)	(2,909)	258	2,087	(1,487)	(696)	-	-	(4,890)	(1,518)
Net premiums earned	62,362	60,332	16,912	17,167	11,521	10,907	-	-	90,795	88,406

Total revenues	65,855	63,395	18,253	18,477	12,759	12,716	751	(904)	97,618	93,684

Losses and loss adjustment expenses	41,478	36,186	9,622	10,088	11,237	9,731	-	-	62,337	56,005

Pre-tax income (loss)	8,245	11,291	3,195	2,893	(1,750)	(224)	(2,514)	(4,125)	7,176	9,835

Net loss ratio (1)	66.5%	60.0%	56.9%	58.8%	97.5%	89.2%			68.7%	63.3%
Net expense ratio (1)	25.3%	26.1%	32.3%	32.2%	21.9%	16.1%			27.9%	27.7%
Net combined ratio (1)	91.8%	86.1%	89.2%	91.0%	119.4%	105.3%			96.6%	91.0%

Favorable (Unfavorable) Prior Year Development	(3,532)	2,048	2,696	1,821	(1,138)	(783)	-	-	(1,974)	3,086

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Nine Months Ended Sept. 30	(unaudited)
	Specialty Commercial Segment		Standard Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Gross premiums written	$295,204	$263,103	$59,701	$63,710	$64,644	$63,895	$-	$-	$419,549	$390,708
Ceded premiums written	(104,265)	(78,804)	(6,487)	(8,178)	(30,243)	(29,123)	-	-	(140,995)	(116,105)
Net premiums written	190,939	184,299	53,214	55,532	34,401	34,772	-	-	278,554	274,603
Change in unearned premiums	(11,555)	(4,717)	(2,311)	273	(1,868)	(6,581)	-	-	(15,734)	(11,025)
Net premiums earned	179,384	179,582	50,903	55,805	32,533	28,191	-	-	262,820	263,578

Total revenues	189,478	188,070	54,464	58,941	36,996	33,096	(2,240)	2,224	278,698	282,331

Losses and loss adjustment expenses	115,409	113,168	30,060	33,938	30,765	24,714	-	-	176,234	171,820

Pre-tax income (loss)	25,843	28,739	7,623	7,247	(3,847)	(596)	(14,967)	(8,591)	14,652	26,799

Net loss ratio (1)	64.3%	63.0%	59.1%	60.8%	94.6%	87.7%			67.1%	65.2%
Net expense ratio (1)	26.4%	25.7%	33.5%	32.6%	21.6%	19.4%			28.9%	28.2%
Net combined ratio (1)	90.7%	88.7%	92.6%	93.4%	116.2%	107.1%			96.0%	93.4%

Favorable (Unfavorable) Prior Year Development	(1,938)	1,852	6,370	4,719	(3,649)	(2,009)	-	-	783	4,562

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.